Deloitte & Touche LLP 1100 Carillon building 227 West Trade Street Charlotte, NC 28202 USA Tel: +1 704 887 1500 Fax: +1 704 887 1570 www.deloitte.com

March 3, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of CommScope, Inc.’s Form 8-K dated February 29, 2008, and have the following comments:

    1.    We agree with the statements made in the first, second, third and fourth paragraphs.
    2.    We have no basis on which to agree or disagree with the statements made in the firth and sixth paragraphs.

Yours truly,

Deloitte & Touche LLP